Coeur d'Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d'Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

Press Release

CONTACT:	Tony Ebersole, Investor Relations Coeur d'Alene Mines Corporation (800) 523-1535

COEUR REPORTS SECOND QUARTER 2004 ANDFIRST
SIX MONTHS FINANCIAL RESULTS

COEUR D’ALENE, Idaho –August 9, 2004 – Coeur d’Alene Mines Corporation (NYSE:CDE), the world’s largest primary silver producer and a growing gold producer, today reported results for the second quarter and first six months of 2004. Coeur also announced that it expects to restate results of operations for the year 2003 and the first quarter of 2004, to reflect an increase in revenues and reduction of net loss by approximately $1.2 million and $1.3 million, respectively from the amounts previously reported. The restatements were the result of an error relating to the timing of Coeur’s accounting for price changes related to sales of concentrate pursuant to certain contracts.

Highlights

Second Quarter

•	Positive cash flow from operations of $1.0 million in the second quarter of 2004, compared to a negative cash flow from operations of $3.0 million in the second quarter of 2003.
•	$5.4 million second quarter net loss included $4.0 million updated feasibility study expense for Kensington and San Bartolome Projects, and a $3.2 million adjustment to reflect the effect of decreased metals prices on concentrate sales contracts subject to final metal pricing, as described below under “Accounting Restatement – Sales of Concentrate.”
•	Second quarter silver production of 3.3 million ounces.
•	Second quarter gold production of 27,949 ounces, up 27% from 2004‘s first quarter.
•	Second quarter revenue $27.1 million, up 2% from same period last year.
•	$227 million in cash and short-term investments.

First Six Months

•	First six months silver production of 6.8 million ounces.
•	First six months gold production of 49,960 ounces.
•	First six months revenue $56.1 million, up 1% from a year ago.
•	First six months net loss of $7.1 million compared to a net loss of $35.4 million in the first six months of 2003.

Operational

•	2004 silver production on target for expected full-year total of 14.4 million ounces.
•	2004 gold production expected to reach 142,000 ounces, a 7% increase from previous projections.
•	Feasibility study completed at Kensington gold project – initial production expected in 2006.
•	San Bartolome operating and capital costs reduced and permits received – updated feasibility study nearing completion with initial silver production expected in 2006.
•	Overseas Private Investment Corporation (OPIC) approved up to $135 million political risk insurance for the San Bartolome project.
•	Exploration programs in South America and Silver Valley (Idaho) continuing to return positive results.
•	Senior Executives added to management team to complete new mine projects and help manage continuing growth .

“As Coeur ended the second quarter, all our operations were accelerating their production rates and lowering costs as planned, trends we expect will continue through the remainder of the year, with resulting increased cash flow and profitability,” said Dennis E. Wheeler, Chairman and Chief Executive Officer. “We have seen dramatic improvement in cash flow in the recent quarter compared to both the first quarter of this year and last year’s second quarter, even though the Company expensed $4.0 million in connection with updated feasibility studies at our Kensington and San Bartolome properties and that $3.2 million was related to a change in the valuation of pending metal sales that we initially valued at higher prices experienced in the first quarter. For the full year, Coeur expects to achieve cash operating costs of approximately $3.00 per ounce of silver, which compares favorably to last year’s cash operating costs of $3.27 per ounce of silver. Meanwhile, our balance sheet remains very strong, with $227 million in cash to fund our future growth.”

“Coeur’s exploration program and development projects are progressing well. Drilling at Silver Valley, Cerro Bayo and Martha continue to return encouraging results, which bode well for future reserve increases. Feasibility work is complete at Kensington. At San Bartolome, operating and capital costs have been reduced with additional feasibility work and the project received the final environmental permitting needed to build the mine. Both of these company-enhancing development projects remain on track to begin contributing significantly to our silver and gold production in 2006,” commented Robert Martinez, President and Chief Operating Officer.

Financial Summary

Coeur reported second quarter 2004 revenue of $27.1 million, a two percent increase over revenue of $26.6 million in the second quarter of 2003. The increase was due primarily to the higher realized silver and gold market prices compared to last year’s second quarter. Company-wide production in the second quarter was 3,325,246 ounces of silver and 27,949 ounces of gold, compared to 3,761,787 ounces of silver and 29,682 ounces of gold in the second quarter of 2003.

For the first six months of 2004, Company revenue was $56.1 million, an increase of one percent from the same period a year ago. Production through the first six months totaled 6,760,337 ounces of silver and 49,960 ounces of gold. Last year through June 30 the Company produced 7,364,715 ounces of silver and 62,845 ounces of gold.

Full year 2004 production is projected to reach approximately 14.4 million ounces of silver and approximately 142,000 ounces of gold, as production of both metals is expected to accelerate through the second half of the year.

The Company reported a net loss of $5.4 million for the second quarter, or $0.03 per share, compared to a net loss of $4.1 million, or $0.03 per share a year ago. This year’s second quarter included $4.0 million in pre-development costs related to the Company’s two major development projects, San Bartolome in Bolivia and Kensington in Alaska, designed to significantly increase future gold and silver production. Coeur exploration expenditures increased by $1.9 million, or 170 percent, in the second quarter compared to the same period last year, as the Company continued its program to increase reserves and discover new silver and gold mineralization around its Silver Valley (Idaho), Cerro Bayo (Chile) and Martha (Argentina) operating properties.

For the first six months of 2004, the Company reported a net loss of $7.1 million, or $0.03 per share, which also included the future growth initiatives of $5.7 million in pre-development costs and $5.0 million in exploration expenses, more than double the exploration expenses in the first six months of 2003. In the first half of 2003, the Company reported a loss of $35.4 million, or $0.26 per share, due largely to the early retirement of debt as a result of the company’s major restructuring last year.

The Company’s balance sheet remains very strong, with $227 million in cash, cash equivalents and short-term investments. The second quarter of 2004 netted a positive operating cash flow of $1 million compared to net cash used in operations of $3.0 million in the same period of 2003.

For the second quarter, Coeur realized an average silver price of $6.35 per ounce compared to an average realized price during last year’s second quarter of $4.56 per ounce. For its gold sales, Coeur realized an average price of $398 per ounce during the second quarter compared to an average gold price of $335 per ounce during the same period last year.

Accounting Restatement – Sales of Concentrate

The Company will restate its results of operations for the year ended December 31, 2003 and the fiscal quarter ended March 31, 2004. The restatements result from an error in the accounting for price changes related to sales of concentrate. The restatements are expected to increase revenues and reduce net loss by approximately $1.2 million and $1.3 million, respectively, from the amounts previously reported for 2003 and the first quarter of 2004.

The restatements are the result of a correction in Coeur’s recognition of revenue related to concentrate sales contracts. Historically, Coeur has recorded revenues under these contracts based on the gold and silver prices prevailing at the time risk of loss and title to the concentrate passes to third-party smelters (or the lower of month-end spot price or the average monthly price for that month). The final settlement price is not fixed until a later date (up to 90 days after shipment) based upon quoted metal prices by an established metal exchange as set forth in each contract, at such date. The terms of the contracts result in embedded derivatives because of the difference between the initial recorded price and the final settlement price. These embedded derivatives should be adjusted to fair value through revenue each period until the date of final metal pricing. Coeur accounted for changes in metal prices when the final settlement price was determined, but erroneously failed to account for the embedded derivative by recording adjustments to reflect such changes at the end of the intervening accounting periods. As a result, the necessary revenue adjustments for periods prior to the second quarter of 2004 were not made.

Coeur has calculated the impact of the restatement on its net losses for the year 2003 and the first quarter of 2004, and expects the net losses to be reduced from $67.0 million to approximately $65.8 million for 2003 and from $3.0 million to approximately $1.7 million for the quarter.

Coeur has called the restatement to the attention of the Securities and Exchange Commission in connection with its pending registration statement that pertains to the proposed acquisition of Wheaton River Minerals, and is in the process of reviewing the restatement with staff of the Commission and Coeur’s independent auditors. As the result, Coeur noted that the auditors have not yet completed their audit and review of the restatements.

As a result, Coeur has delayed filing of its Quarterly Report on Form 10-Q for the three months ended June 30, 2004 and has filed for an extension for up to 5 days to allow completion of the restatement. Upon such completion, Coeur will also file an amended Form 10-K for the year ended December 31, 2003 and an amended Form 10-Q for the three months ended March 31, 2004, in each case reflecting the restated financial statements.

The Company, with oversight by the audit committee, has begun a process of identifying the changes that need to be made in established procedures and controls as a result of the identification of the restatement.

Overview of Operations

South America

Cerro Bayo (Chile)/Martha (Argentina)

•	1,053,276 million ounces of silver and 11,944 ounces of gold produced during the second quarter
•	Cash costs of $3.74 per ounce of silver during second quarter
•	First six months production of 2,271,092 silver ounces and 22,480 gold ounces.
•	Full year 2004 production expected at 4.9 million ounces of silver and 60,000 ounces of gold at estimated average cash cost of $1.75 per ounce of silver.
•	Cerro Bayo receives 2003 safe mining award from National Chilean Mining Agency.

Costs at Cerro Bayo/Martha in the second quarter were impacted by a temporary slowdown in mining work at Martha to focus on development of newly discovered mineralization. This reduced short-term stope production, but extended the overall mine life another year. Consequently, most of the production for the quarter came from low-grade stockpiles which adversely affected per ounce cash costs. The Company expects unit costs to return to historical levels in the third quarter. For the full year cash costs are expected to be significantly lower at approximately $1.75 per ounce, as both gold and silver production accelerate through the remainder of 2004.

Accelerated exploration drilling continued through the first half of 2004 with over 127,000 feet of drilling completed at Cerro Bayo and Martha. More definition drilling will continue throughout 2004 to expand and define the limits of the known mineralization and reserves and test other targets.

At Cerro Bayo, the exploration goals consist of discovery of new gold and silver deposits in both potential surface and underground minable configurations. Current exploration includes a set of 30 targets, based on results from prior exploration programs and comparisons to known deposits. Targets with surface mineable potential span a range of size from 10,000 to over 700,000 tons with grades of 0.04 to over 0.13 ounces of gold per ton and 2.5 to over 9 ounces of silver per ton. Potential underground mineable targets range in size from 20,000 to over 150,000 tons with grades of 0.10 to over 0.14 ounces of gold per ton with associated silver grades from 7 to over 10 ounces per ton(1).

At Martha, Coeur has over 440 square miles of exploration and mining concessions in the Santa Cruz Province of Argentina. These concessions include the reserves being developed at the Martha mine and nine exploration areas, with deemed potential to host high-grade, economic silver and gold deposits. Surface mineable targets range from 40,000 to over 1,800,000 tons grading 0.01 to over 0.02 ounces of gold per ton and 6 to over 11 ounces of silver per ton. Underground targets are from 35,000 to over 185,000 tons with grades of 0.03 to 0.06 ounces of gold per ton with associated silver values from 17 to over 240 ounces per ton (1).

During the second quarter 2004, the employees at Cerro Bayo were awarded a national mine safety award from the National Agency of Geology and Mining for Chile (SERNAGEOMIN) for completing 640 days without incurring a lost time accident during 2002 and 2003. In winning the award, Cerro Bayo competed with all mining companies in Chile that had accumulated between 200,000 and 1 million man-hours. Over the past five years, Coeur’s Chilean operations have been recognized three times with awards from SERNAGEOMIN.

North America

Rochester Mine (Nevada)

•	1,317,006 million ounces of silver and 16,005 ounces of gold produced during the second quarter
•	2,627,301 million ounces of silver and 27,480 ounces of gold produced in first six months period
•	Cash costs of $4.54 per ounce of silver during the second quarter
•	50% increase in gold production rate expected in second half of 2004 with continued lower costs.
•	Anticipated full year metals production of 5.8 million ounces of silver and 82,500 ounces of gold expected at an average cash cost of $2.75 per ounce of silver.

The higher-grade gold ores placed on the Rochester heap-leach pad earlier this year began yielding increased gold production by the latter part of the second quarter. This increased gold-output is expected to continue through the remainder of the year, with gold production projected to increase approximately 50 percent over last year’s levels, and silver production expected to be comparable to last year at 5.8 million ounces. Full year cash costs are expected to be $2.75 per ounce.

Coeur Silver Valley – Galena Mine (Idaho)

•	Second quarter silver production of 954,964 ounces at a cash operating cost of $4.95 per ounce
•	First six months production of 1,861,944 ounces at average cash cost of $4.94 per ounce.
•	Exploration drilling focusing on high-grade mineralization in three new targets near existing production areas.
•	Full-year 2004 silver production of 3.7 million ounces expected at average cash cost of $4.74 per ounce.

At Silver Valley, Coeur’s 100 percent owned operating mine in Idaho, exploration work in the mine’s long-range development and expansion plan has encountered new high-grade silver mineralization in three new targets. To date, over 14,750 feet of core drilling has been completed.

The long-term plan at Silver Valley is to discover and develop new silver mineral reserves and support a potential production expansion to seven million ounces per year by 2007, while lowering cash operating costs to $4.00 per ounce of silver. In this plan, seven initial targets were identified; each in geologic settings that have hosted high-grade silver mineralization and/or multi-million ounces of resources, reserves and production. The identified targets span a range of potential size from vein splays and extensional veins of around 75,000 tons with grades of 20 to over 30 ounces per ton to fault-hosted deposits up to 600,000 tons grading around 20 ounces per ton. New reserves are expected to be defined from known resources and new targets to be identified with ongoing exploration and target generation (1).

Development Properties

San Bartolome (Bolivia) silver project

•	New project profile materially lowers capital and operating costs.
•	Permitting completed.

At Coeur’s 100%-owned San Bartolome (Bolivia) silver project, updated feasibility work has successfully reduced estimated capital and operating cost parameters, with construction costs declining by 20 percent from earlier feasibility-study estimates, to $105 million, and cash operating costs lowered 5 percent, to $3.55 per ounce of silver. The reductions in costs are the result of an initial focus in mining and processing of the silver ores and replacing filtered tailings disposal with paste tailings disposal. This additional engineering work is scheduled for completion in the third quarter. The Board of Directors approved final expenditures to complete the work necessary to reach a construction decision in the fourth quarter.

On July 29, the Overseas Private Investment Corporation (OPIC) approved up to $135 million political risk insurance for the San Bartolome project. In approving the insurance, OPIC noted the significant positive economic impact San Bartolome brings to the national economy of Bolivia and the local community of Potosi, generating over 500 local jobs during the construction phase of the project and 370 full-time jobs during operation.

The Vice Ministries of Mining, Environment and Sustainable Development in Bolivia have issued the permits needed to build the mine. San Bartolome is expected to begin production in 2006, at an initial annualized rate of six million ounces of silver per year. Probable mineral reserves at the mine are measured at 122.8 million ounces of silver.

Kensington (Alaska) gold project

•	Feasibility study completed
•	Mineral inventory updated

The final feasibility study has been completed at Kensington The project is expected to produce approximately 100,000 ounces of gold annually over its expected ten to fifteen year mine life. Estimated construction costs are $91.5 million, with projected cash operating costs of $220 per ounce of gold. The current estimates are within the original estimated range set by the pre-feasibility study. The project is expected to commence production during 2006. The Board of Directors approved final expenditures to complete the work necessary to reach a construction decision in the fourth quarter.

Updated feasibility work defined the current probable mineral reserve estimates which total 4.2 million tons with grades of 0.25 ounces per ton gold, or 1.05 million contained gold ounces. Further exploration will focus on converting the project’s large and high-grade mineralized material inventory.

By the end of the second quarter, all remaining draft permits for Kensington had been released for public comment and all hearings have been held by the EPA, Army Corps of Engineers and the State of Alaska, which marked the final phase of the major permits required for construction. The data disclosed herein has been verified by qualified persons (as defined by Canadian National Instrument 43-101) involved in Coeur’s exploration and development projects(2).

Organizational Update – Managing Company Growth

During the second quarter, two senior executives rejoined Coeur to lead the development and construction of the Kensington and San Bartolome projects in the next major phase of the Company’s growth. Raymond Threlkeld was named President South American Operations for Coeur to manage the Company’s operations in Chile and Argentina, as well as the development of San Bartolome in Bolivia. Alan Wilder rejoined Coeur as Senior Vice President of Project Development, responsible for the construction of San Bartolome and Kensington. The two executives have a combined 63 years experience in the development and/or construction of mining projects around the world.

San Bartolome is designed to increase Company-wide silver production by 40 percent over current levels, and Kensington is expected to increase Company-wide gold production by 75 percent. Both projects are planned to commence production by 2006.

Wheaton River tender offer

Coeur commenced mailing its tender offer documents to U.S. shareholders of Wheaton River Minerals Ltd. (TSX:WRM, AMEX:WHT) on July 13, 2004. In connection with its offer, Coeur has filed a Registration Statement on Form S-4 with the United States Securities and Exchange Commission. Commencement of the offer to residents of Canada has been delayed by the need to provide additional information required by Canadian law (and, in Quebec, in the French language) and by the accounting restatement described above. Coeur will commence the offer in Canada promptly following the filing of its quarterly report on Form 10Q for the three months ended June 30, 2004. The expiration date of the offer will be amended so that it is at least 35 days from commencement of the offer in Canada.

“A Coeur-Wheaton River combination will create the fourth largest North American precious metals company, enhance Coeur’s position as the world’s largest primary silver producer, increase our silver production by 50 percent, and create a top 10 global gold producer with among the lowest cash costs and one of the highest growth rates in the industry. The offer provides the shareholders of both companies a unique opportunity to create a leader in the precious metals industry both from a financial and operating perspective,” Mr. Wheeler said.

Under Coeur’s offer, Wheaton River shareholders may elect to receive for each share of Wheaton River common stock tendered:

•	Up to Cdn$5.47 in cash, subject to proration if Wheaton River shareholders request in the aggregate more than Cdn$570 million; or
•	0.796 shares of Coeur common stock; or
•	0.796 exchangeable shares of a Canadian subsidiary of Coeur, which are exchangeable, upon the terms described in the offer documents, for common stock of Coeur on a one-for-one basis.

The offer is subject to customary conditions, including: (i) the tendering of at least 66 2/3% of the issued and outstanding Wheaton River common shares; (ii) the approval by Coeur shareholders of certain terms of the transaction, including the adoption of a reorganization of Coeur, an amendment to Coeur’s certificate of incorporation to increase Coeur’s authorized capital and the issuance of shares of Coeur common stock in the transactions; (iii) receipt of all necessary regulatory approvals; and (iv) the absence of any material adverse change relating to Wheaton River. Coeur intends to solicit the requisite approval from its shareholders in September.

Coeur’s offer represents a premium of approximately 13% to Wheaton River’s closing share price as of August 6, 2004, assuming all shareholders elect to receive cash.

Hedging

Coeur does not currently have any of its silver or gold production hedged.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the Company’s second quarter 2004 results at 1 p.m. Eastern time on August 9, 2004. To listen live via telephone, call (888) 273-9890 (US and Canada) or (612) 332-0637 (International). The conference call and presentation will also be web cast on the Company’s web site www.coeur.com. A replay of the call will be available through August 16, 2004. The replay dial-in numbers are (800) 475-6701 (US and Canada) and (320) 365-3844 (International) and the access code is 739310.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Cautionary Statement

(1)    The potential quantity and grade of the mineral deposits that are to be targets of further exploration at Cerro Bayo, Martha, and Silver Valley are conceptual in nature. There has been insufficient exploration to define the mineral resources on these properties although work is continuing and it is uncertain if further exploration work will result in discovery of the mineral resources.

(2)     Additional information on the geology, exploration activities, and drilling and analysis procedures on Coeur’s material properties will be filed with the U.S. Securities and Exchange Commission and the Canadian Provincial securities regulatory authorities as part of the Wheaton offer.

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resource” in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. You can review and obtain copies of these filings as well as an amendment to the Form 10-Q restating the financial statements to revise the valuation of pending metal sales as explained in that amendment from the SEC website at http://www.sec.gov/edgar.html.

This press release contains forward-looking statements relating to the Company’s silver and gold mining business and the proposed acquisition of Wheaton River. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control including statements regarding the potential impact of the proposed acquisition on both the combined entity and the Company’s and Wheaton River’s stockholders. Other forward-looking statements and related risks and uncertainties include the outcome of the proposed offer to purchase, negotiation and completion of a formal transaction agreement, governmental regulatory processes, the Company’s ability to successfully integrate the operations of Wheaton River, assumptions with respect to future revenues, expected mining program performance and cash flows and the outcome of known and unknown contingencies. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented, and readers are cautioned not to unduly rely on forward-looking statements. The Company disclaims any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements, other than those relating to the proposed offer to purchase Wheaton common shares, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made subject to the safe harbors provided therein.

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Wheaton River or the Company. Coeur has filed with the U.S. Securities and Exchange Commission a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO relating to its offer to purchase all outstanding Wheaton River common shares. A separate form of documentation, containing additional information required by Canadian law, will be filed with Canadian securities regulatory authorities. The offer to purchase will be made only pursuant to tender offer materials as required by applicable law. Coeur also has filed proxy materials relating to a proposed special meeting of Coeur shareholders to consider and vote upon certain matters relating to the proposed offer to purchase. This press release is not a solicitation of proxies from any security holder of Wheaton River or the Company, and any such solicitations will only be pursuant to proxy materials complying with applicable law. YOU ARE URGED TO READ THE REGISTRATION STATEMENT, THE SCHEDULE TO, ANY RELATED TENDER OFFER DOCUMENTS AND ANY PROXY SOLICITATION MATERIALS FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You can obtain such materials, and any amendments and supplements thereto, without charge at the SEC’s website, www.sec.gov. You also may obtain copies of these materials these and other documents filed by the Company with the SEC by requesting them in writing from, 400 Coeur d’Alene Mines Building, 505 Front Avenue, Coeur d’Alene, Idaho 83814, Attn: Investor Relations, tel: (208) 667-3511.

COEUR D’ALENE MINES CORPORATIONPRODUCTION
STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
ROCHESTER MINE
Silver ozs	1,317,006	1,353,346	2,627,301	2,443,046
Gold ozs	16,005	15,144	27,480	25,891
Cash costs per oz./silver	$ 4.54	$ 4.33	$ 5.06	$ 5.28
Full costs per oz./silver	$ 6.36	$ 5.45	$ 6.79	$ 6.32
GALENA MINE
Silver ozs	954,964	1,060,696	1,861,944	2,296,467
Cash costs per oz./silver	$ 4.95	$ 4.73	$ 4.94	$ 4.46
Full costs per oz./silver	$ 5.47	$ 5.10	$ 5.45	$ 4.78
CERRO BAYO/MARTHA MINE
Silver ozs	1,053,276	1,347,745	2,271,092	2,625,202
Gold ozs	11,944	14,538	22,480	36,954
Cash costs per oz./silver	$ 3.74	$ 1.33	$ 2.85	$ 0.54
Full costs per oz./silver	$ 5.35	$ 2.98	$ 4.51	$ 2.51
CONSOLIDATED PRODUCTION TOTALS
Silver ozs	3,325,246	3,761,787	6,760,337	7,364,715
Gold ozs	27,949	29,682	49,960	62,845
Cash costs per oz./silver	$ 4.41	$ 3.37	$ 4.29	$ 3.33
Full costs per oz./silver	$ 5.79	$ 4.47	$ 5.65	$ 4.48
CONSOLIDATED SALES TOTALS
Silver ozs. sold	3,279,000	3,624,000	6,587,000	7,774,000
Gold ozs. sold	27,000	33,000	47,000	68,000
Realized price per silver oz	$ 6.35	$ 4.53	$ 6.72	$ 4.65
Realized price per gold oz	$ 398	$ 330	$ 395	$ 341

        Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

        “Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard”applied consistently for all periods presented.

        Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Costs and Expenses” set forth below.

THREE MONTHS ENDED JUNE 30, 2004	Rochester	Silver Valley	Cerro Bayo	Total

Production of Silver (ounces)	1,317,006	954,964	1,053,276	3,325,246

Cash Costs per ounce	$4.54	$4.95	$3.74	$4.41

Total Cash Costs (thousands)	$5,981	$4,730	$3,941	$14,652

Add/(Subtract):
Third Party Smelting Costs	(190)	(1,401)	(2,019)	(3,610)
By-Product Credit	6,274	920	4,699	11,893
Deferred Stripping Adjustment	(101)	--	--	(101)
Change in Inventory	(3,903)	(361)	(2,204)	(6,468)

Production Costs	$8,061	$3,888	$4,417	$16,366

THREE MONTHS ENDED JUNE 30, 2003	Rochester	Silver Valley	Cerro Bayo	Total

Cash Costs per ounce	$4.33	$4.73	$1.33	$3.37

Total Cash Costs (thousands)	$5,861	$5,021	$1,786	$12,668

Add/(Subtract):
Third Party Smelting Costs	(193)	(1,287)	(1,027)	(2,507)
By-Product Credit	5,281	585	5,019	10,885
Deferred Stripping Adjustment	(80)	--	--	(80)
Change in Inventory	(2,025)	330	(258)	(1,953)

Production Costs	$8,844	$4,649	$5,520	$19,013

SIX MONTHS ENDED JUNE 30, 2004	Rochester	Silver Valley	Cerro Bayo	Total

Cash Costs per ounce	$5.06	$4.94	$2.85	$4.29

Total Cash Costs (thousands)	$13,298	$9,199	$6,471	$28,968

Add/(Subtract):
Third Party Smelting Costs	(421)	(2,680)	(2,944)	(6,045)
By-Product Credit	10,962	1,713	9,006	21,681
Deferred Stripping Adjustment	(65)	--	--	(65)
Change in Inventory	(7,935)	898	(4,187)	(11,224)

Production Costs	$15,839	$9,130	$8,347	$33,316

SIX MONTHS ENDED JUNE 30, 2003	Rochester	Silver Valley	Cerro Bayo	Total

Cash Costs per ounce	$5.28	$4.46	$0.54	$3.33

Total Cash Costs (thousands)	$12,900	$10,237	$1,412	$24,549

Add/(Subtract):
Third Party Smelting Costs	(366)	(2,882)	(3,021)	(6,269)
By-Product Credit	9,058	1,324	12,943	23,325
Deferred Stripping Adjustment	(161)	--	--	(161)
Change in Inventory	(3,832)	454	(1,175)	(4,553)

Production Costs	$17,599	$9,133	$10,159	$36,891

NOTE: The following unaudited financial statements give effect to the restatements described in the accompanying press release. As described therein, review of the restatements has not been completed. The final restated financial statements will be set forth in an amended Form 10-K for the year ended December 31, 2003 and an amended Form 10-Q for the three months ended March 31, 2004. The final restated amounts may differ from those set forth below.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2004	Restated December 31, 2003

ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$164,859	$62,417
Short-term investments	62,000	19,265
Receivables	10,169	8,103
Ore on leach pad	17,104	17,388
Metal and other inventory	15,419	12,535
Prepaid expenses and other	2,102	3,067

	271,653	121,775
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	83,171	87,546
Less accumulated depreciation	(50,604)	(52,868)

	32,567	34,678
MINING PROPERTIES
Operational mining properties	115,580	114,018
Less accumulated depletion	(95,555)	(90,245)

	20,025	23,773
Mineral interests	20,125	20,125
Non-producing and development properties	25,121	25,121

	65,271	69,019
OTHER ASSETS
Non-current ore on leach pad	22,673	14,705
Restricted investments	10,860	8,710
Debt issuance costs, net	5,916	87
Marketable securities	24	19
Other	10,144	9,474

	49,617	32,995

Total assets	$419,108	$259,467

COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2004	Restated December 31, 2003

LIABILITIES AND SHAREHOLDERS' EQUITY	(In Thousands)
CURRENT LIABILITIES
Accounts payable	$7,922	$7,772
Accrued liabilities	6,550	5,218
Accrued interest payable	1,048	120
Accrued salaries and wages	4,538	5,705
Current portion of remediation costs	715	1,278
Current portion of bank financing	--	2,367

	20,773	22,460
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	--
7 1/4% Convertible Subordinated Debentures due October 2005	--	9,563
Reclamation and mine closure	21,680	20,934
Other long-term liabilities	6,937	9,032

	208,617	39,529
SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share- authorized 250,000,000 shares, issued
214,319,770 and 214,195,186 at June 30, 2004
and December 31, 2003 (1,059,211 shares
held in treasury at both dates, respectively)	214,320	214,195
Additional paid-in capital	542,942	542,900
Accumulated deficit	(552,117)	(545,050)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive loss	(2,237)	(1,377)

	189,718	197,478

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$419,108	$259,467

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

	Three Months ended June 30,		Six Months ended June 30,
	2004	2003	2004	2003
		Restated		Restated
	(In Thousands, except per share data)
REVENUES
Sales of metal	$26,381	$26,071	$56,031	$54,998
Interest and other	733	483	86	745

Total revenues	27,114	26,554	56,117	55,743
COSTS AND EXPENSES
Production	16,366	19,013	33,316	36,891
Depreciation and depletion	4,773	4,679	9,619	9,698
Administrative and general	3,066	2,409	6,674	5,465
Exploration	3,041	1,127	4,985	2,214
Pre-development	4,037	390	5,651	766
Interest	657	2,015	1,595	4,023
Other holding costs	588	945	1,344	1,568
Loss on exchange and early retirement of debt	--	81	--	28,188

Total cost and expenses	32,528	30,659	63,184	88,813

LOSS FROM CONTINUING OPERATIONS
BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(5,414)	(4,105)	(7,067)	(33,070)
Income tax benefit	--	--	--	(7)

NET LOSS BEFORE CUMULATIVE EFFECT IN
CHANGE IN ACCOUNTING PRINCIPLE	(5,414)	(4,105)	(7,067)	(33,063)
Cumulative effect of change in accounting principle	--	--	--	(2,306)

Net loss	(5,414)	(4,105)	(7,067)	(35,369)
Other comprehensive loss	(652)	(100)	(860)	(397)

COMPREHENSIVE LOSS	$(6,066)	$(4,205)	$(7,927)	$(35,766)

BASIC AND DILUTED LOSS PER SHARE:
Weighted average number of shares of common
stock outstanding	213,249	143,888	213,195	138,724

Net loss per common share before cumulative
effect of change in accounting principle	$(0.03)	$(0.03)	$(0.03)	$(0.24)
Cumulative effect of change in accounting principle	--	--	--	(0.02)

Net loss per common share	$(0.03)	$(0.03)	$(0.03)	$(0.26)

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three and Six Months Ended June 30, 2004 and 2003
(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2004	2003	2004	2003
		Restated		Restated
	(In Thousands, except per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,414)	$(4,105)	$(7,067)	$(35,369)
Add (deduct) non-cash items:
Depreciation and depletion	4,773	4,679	9,619	9,698
Loss on early retirement of debt	--	81	--	28,188
Non-cash interest expense	--	2	--	1,103
(Gain) loss on embedded derivative	2,884	(260)	1,756	129
Cumulative effect of change in accounting principle	--	--	--	2,306
Compensation expense on restricted stock	106	--	673	--
Other charges	401	491	1,196	732
Changes in Operating Assets and Liabilities:
Receivables	1,369	(1,705)	(2,065)	(3,213)
Prepaid expenses and other	383	661	819	695
Inventories	(4,898)	(2,543)	(9,548)	(5,237)
Accounts payable and accrued liabilities	1,359	(292)	(2,495)	(3,369)

CASH PROVIDED BY (USED IN) OPERATING
ACTIVITIES	963	(2,991)	(7,112)	(4,337)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(6,735)	(32,203)	(58,842)	(72,953)
Proceeds from sales of short-term investments	3,120	51,790	12,710	71,510
Expenditures on mining assets	(1,646)	(4,447)	(3,126)	(7,711)
Other	22	(37)	237	(87)

CASH (USED IN) PROVIDED BY INVESTING
ACTIVITIES	(5,239)	15,103	(49,021)	(9,241)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt	--	(22,392)	(9,561)	(22,392)
Retirement of building loan	--	--	(1,200)	--
Proceeds from issuance of subordinated notes	--	--	180,000	--
Debt issuance costs	--	(270)	(6,097)	33,268
Proceeds from issuance of common stock	--	11,500	--	11,500
Bank Borrowings on working capital facility	--	4,447	6,056	16,603
Payments to Bank on working capital facility	(2,727)	(5,126)	(8,423)	(14,904)
Common stock repurchase	--	--	(793)	--
Other	(1,452)	(32)	(1,407)	(63)

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:	(4,179)	(11,873)	158,575	24,012

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	(8,455)	239	102,442	10,434
Cash and cash equivalents at beginning of period	173,314	19,288	62,417	9,093

Cash and cash equivalents at end of period	$164,859	$19,527	$164,859	$19,527